Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation by reference in Post-Effective Amendment No. 9 to Form S-11 on Form S-3 (No. 333-184476) of Resource Real Estate Opportunity REIT II, Inc. of our report dated June 3, 2016, relating to our audit of the Riverlodge Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2015, included in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Philadelphia, Pennsylvania
June 3, 2016